Exhibit 99.1

India Globalization Capital Announces a change in its Board of Directors

BETHESDA, MD--(Marketwire – March 11, 2011) – India Globalization Capital, Inc. (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry in India, announced today that its Board of Directors accepted the resignation of Director Suhail Nathani, effective March 15, 2011. Mr. Nathani submitted his request to resign from the board due to his increased role in matters involving governments and regulatory bodies.

Mr. Ram Mukunda, CEO of IGC commented: “All of us thank Mr. Nathani for his contribution and his guidance. While he will no longer be a member of the Board, we will continue to seek his advice and valuable insight.”

Mr. Nathani joined the IGC Board of Directors on May 25, 2005. He is a founding Partner of Economic Laws Practice. His area of specialization includes corporate and commercial matters, private equity and international trade. Mr. Nathani has represented the Government of India at the WTO (Panel and Appellate Body). He obtained an M.A. in Law from Cambridge University, England and an LLM from Duke University.  He is an advocate in India and he is admitted to the New York State Bar and the US Court of International Trade.

About IGC:
Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and construction company operating in India. Through our subsidiaries in India, we supply iron ore to China and rock aggregate to the infrastructure industry in India. We also execute infrastructure projects like building interstate highways, rural roads, and implement civil works in high temperature cement and steel plants. For more information about IGC, please visit the company's web site at www.indiaglobalcap.com.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. Factors that could cause actual results to differ, relate to: (i) ability of the Company to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar and the Indian rupee, (iv) weather conditions in India and (v) the ability of the Company to access ports on the west coast of India. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward looking statements have been discussed in greater detail in the Company's amended Annual Report on Form 10-K for the year ended March 31, 2010 filed with the Securities and Exchange Commission and the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2010 filed with the Securities and Exchange Commission.

Investor Relations Contact:
Mr. John Selvaraj
301-983-0998